FS Investment Corporation IV 8-K

Exhibit 99.1

FSIC IV Reports First Quarter 2016 Financial Results

PHILADELPHIA, PA, May 13, 2016 – FS Investment Corporation IV (FSIC IV), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended March 31, 2016. As previously disclosed, FSIC IV will hold a conference call to discuss these results at 11:30 a.m. Eastern Time on Friday, May 20, 2016. Information for those interested in participating on the call can be found below.

“Providing investors access to transparent, high-quality investments has been a core principle at Franklin Square Capital Partners since our inception,” said Michael C. Forman, Chairman and Chief Executive Officer of Franklin Square Capital Partners (Franklin Square). “We took it upon ourselves to dedicate significant effort to arriving at a FINRA 15-02-ready solution and we believe FSIC IV’s commission structure will become the industry standard.”

Financial and Portfolio Highlights for the Quarter Ended March 31, 2016

•	Commenced investment operations on January 6, 2016
•	As of April 26, 2016, raised total gross proceeds of $37.6 million, including $8.2 million from members of FSIC IV’s board of directors and other individuals and entities affiliated with Franklin Square and GSO / Blackstone Debt Funds Management LLC (GSO Blackstone), FSIC IV’s sub-adviser.
•	Net increase in net assets resulting from operations of $0.32 per share[1]
•	Paid regular cash distributions to stockholders totaling approximately $0.15 per share[1]
•	Generated a total return of 3.70% during the period January 6, 2016 (commencement of operations) through March 31, 2016[2]
•	Senior secured loans (first and second lien) represented 96% of the portfolio by fair value, and subordinated debt represented 4% of the portfolio based on fair value[3]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 8.5%[4]

Quarterly Stockholder Conference Call

FSIC IV will host a conference call at 11:30 a.m. (Eastern Time) on Friday, May 20, 2016, to discuss its first quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 92504337 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC IV’s “Literature” page at www.franklinsquare.com.

About FSIC IV

FSIC IV is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC IV focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC IV is advised by FSIC IV Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $78.7 billion in assets under management as of March 31, 2016, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $17.0 billion in assets as of March 31, 2016, and is the largest manager of BDC assets with $15.4 billion in BDC assets under management as of March 31, 2016. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC IV’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, which FSIC IV filed with the U.S. Securities and Exchange Commission (SEC) on May 13, 2016 as well as FSIC IV’s other reports filed with the SEC. A copy of FSIC IV’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 and FSIC IV’s other reports filed with the SEC can be found under FSIC IV’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC IV’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC IV’s distributions for a full year. FSIC IV intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC IV’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC IV may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC IV has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC IV will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC IV. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC IV makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC IV. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC IV’s SEC filings and other public announcements that FSIC IV may make, by press release or otherwise, from time to time. FSIC IV undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC IV, or information about the market, as indicative of FSIC IV’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

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1 The per share data was derived by using the weighted average shares of FSIC IV’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 The total return for the period January 6, 2016 (commencement of operations) through March 31, 2016 was calculated by taking the net asset value per share as of the end of the applicable period, adding the cash distributions per share which were declared during the period and dividing the total by the net asset value per share at the beginning of the period. The total return does not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of the Company's common stock. The total return includes the effect of the issuance of shares at a net offering price that is greater than net asset value per share, which causes an increase in net asset value per share. The historical calculation of total return should not be considered a representation of the Company’s future total return, which may be greater or less than the return shown in the table due to a number of factors, including the Company’s ability or inability to make investments in companies that meet its investment criteria, the interest rates payable on the debt securities the Company acquires, the level of the Company’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Company encounters competition in its markets and general economic conditions. As a result of these factors, results for any previous period should not be relied upon as being indicative of performance in future periods. The total return calculation set forth above represents the total return on the Company’s investment portfolio during the period and does not represent an actual return to stockholders.

3 Includes investments held by FSIC IV and the assets underlying FSIC IV’s total return swap (TRS) financing agreement with Citibank, N.A. Excluding investments held under the TRS, investment allocations were 39% senior secured loans – first lien, 27% senior secured loans – second lien and 34% subordinated debt.

4 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on FSIC IV’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.